UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015 (June 26, 2015)

SIRIUS XM HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Enrique Rodriguez. On June 26, 2015, Enrique Rodriguez, our Executive Vice President, Operations, Products and Connected Vehicle, delivered to us his resignation from all positions he holds with us and our subsidiaries in order to accept a senior leadership position with another company. Mr. Rodriguez’s resignation is effective on July 17, 2015.

Appointment of James A. Cady. Sirius XM Radio Inc., our subsidiary, has entered into an agreement (the “Agreement”) with James A. Cady to serve as Executive Vice President, Operations, Products and Connected Vehicle, replacing Mr. Rodriguez.

Mr. Cady, age 55, has served as Senior Vice President and General Manager of our Connected Services Platform since February 2014. Mr. Cady served as the Chief Executive Officer and President of Slacker, Inc., an internet music service provider, from August 2009 until February 2014. He was the President and Chief Operating Officer of Slacker, Inc. from May 2006 until August 2009. From September 2004 until May 2006, he served as the Chief Executive Officer and President of LightPointe Communications, Inc., a manufacturer of wireless data transmission equipment. Prior to that time, Mr. Cady served in a variety of roles at an assortment of technology companies, including WatchGuard Technologies Inc., a manufacturer of computer security solutions; Rio, a division of SONICblue, Incorporated; Diamond Multimedia Systems, a manufacturer of various multimedia components; Supra Corp., a producer of hardware for computers; Moore Company, a wholesale distributor of consumer electronics; and Atari Corp., a manufacturer of computer and video games.

Pursuant to the Agreement, Mr. Cady will receive a base salary of $600,000 per year, and he will have an opportunity to earn an annual bonus with a target amount of 150% of his annual base salary.

In connection with the execution of the Agreement, we have agreed to grant Mr. Cady an option to purchase shares of our common stock with a Black-Scholes-Merton value equal to $1,500,000 on the date of grant. We also have agreed to grant Mr. Cady restricted stock units with a grant date fair value equal to $500,000. Mr. Cady’s option and restricted stock units will vest in three equal annual installments, subject in each case to earlier acceleration or termination under certain circumstances. This equity-based compensation will be granted to Mr. Cady on the first business day on which he is not subject to a Company-imposed blackout restriction, which we expect to be the business day after we announce our earnings results for the quarter ended June 30, 2015.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

There are no family relationships between Mr. Cady and any of our other directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Sirius XM Holdings Inc. Deferred Compensation Plan. The Compensation Committee of our Board of Directors has approved the Sirius XM Holdings Inc. Deferred Compensation Plan (the “Plan”). The Plan is effective July 1, 2015.

The Plan is intended to be a “top hat” plan, which is maintained primarily to provide deferred compensation benefits for our directors and a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986.

Members of our Board of Directors and certain eligible employees (each, an “Eligible Person”) may elect to participate in the Plan. An Eligible Person has the opportunity to defer up to (i) 50% of his or her base salary; (ii) 75% of his or her discretionary or annual cash incentive compensation; and (iii) 100% of his or her cash compensation paid for services performed as a member of our Board of Directors or committee thereof, as applicable.

Amounts deferred under the Plan represent our unsecured general obligations to make payments to an Eligible Person sometime in the future. Amounts deferred will be credited to an account for the Eligible Person under the Plan. An Eligible Person will be vested at all times in the deferred compensation credited to his or her account. Pursuant to the terms of the Plan, we may elect to make additional contributions beyond amounts deferred by an Eligible Person, but we are under no obligation to do so.

Eligible Persons are subject to administrative restrictions with respect to the method and timing of initial deferral elections or modifications of existing elections. In some cases, the Plan provisions governing the timing of elections may depend on the type of compensation being deferred.

Amounts payable to an Eligible Person will be distributed in accordance with the general distribution provisions of the Plan and permissible elections as specified in his or her participation election forms. Generally, an Eligible Person will receive distributions in the form of a single lump-sum cash payment upon the earliest of the Eligible Person’s separation from service, death or disability. An Eligible Person may elect to receive a distribution upon his or her retirement, and, so long as the Eligible Person has made an irrevocable election upon participation in the Plan, may receive a distribution upon the occurrence of a change in control. Aside from these distributions, an Eligible Person may elect to receive distributions of deferrals for a given Plan year on a specific date or as a series of installment payments.

The above description of the Plan is qualified in its entirety by reference to the Plan, which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 9.01.	Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Agreement, dated June 29, 2015, between Sirius XM Radio Inc. and James A. Cady

10.2	Sirius XM Holdings Inc. Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: June 30, 2015

EXHIBITS

Exhibit Number	Description of Exhibit

10.1	Agreement, dated June 29, 2015, between Sirius XM Radio Inc. and James A. Cady

10.2	Sirius XM Holdings Inc. Deferred Compensation Plan